Prospectus Supplement                           Filed Pursuant to Rule 424(b)(3)
(to Prospectus dated April 22, 2005)            Registration No. 333-123862



                American Equity Investment Life Holding Company

       $250,000,000 of 5.25% Contingent Convertible Senior Notes due 2024

   $10,000,000 of Series B 5.25% Contingent Convertible Senior Notes due 2024

                                      and

          Shares of Common Stock Issuable Upon Conversion of the Notes


         This prospectus supplement supplements the prospectus dated April 22, 2005, relating to the resale by certain of our securityholders of up to $250,000,000 of our 5.25% Contingent Convertible Senior Notes due 2024, $10,000,000 of our Series B 5.25% Contingent Convertible Senior Notes due 2024 and the shares of our common stock issuable upon conversion of the notes. You should read this prospectus supplement in conjunction with the prospectus. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

         The information appearing under the heading "Selling Securityholders" in the prospectus is hereby amended by the addition or substitution, as applicable, of the following:

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                                                Aggregate
                                                 Principal        Percentage of
                                                  Amount      Aggregate Principal  Number of Shares      Percentage of
                                               of Notes That     Amount of Notes     of Common Stock     Common Stock
Name                                            May Be Sold        Outstanding     That May Be Sold(1)   Outstanding(2)
---------------------------------------------  --------------------------------------------------------------------------

BP Amoco PLC Master Trust...................       1,052,000            *                       72,702           *
CALAMOS(R) Market Neutral Fund - CALAMOS(R)
   Investment Trust.........................      12,500,000          4.81%                    863,856         2.21%
Citigroup Global Markets Inc. ..............       2,000,000            *                      138,217           *
City of Southfield Fire & Police
   Retirement System........................          37,000            *                        2,557           *
Consulting Group Capital Markets Funds
   c/o SSI Investment Mgt. .................         283,000            *                       19,557           *
Consulting Group Capital Markets Funds
   c/o State Street Bank & Trust Co. .......         875,000            *                       60,469           *
CSS, LLC....................................       4,000,000          1.54%                    276,434           *
Drawbridge Convertible I LTD................       1,425,000            *                       98,479           *
Drawbridge Convertible II LTD...............         456,000            *                       31,513           *
Drawbridge Global Macro Master Fund LTD ....       3,819,000          1.47%                    263,925           *
Estate of James Campbell CH.................         105,000            *                        7,256           *
Estate of James Campbell EST2...............         849,000            *                       58,673           *
Froley Revy Convertible Arbitrage Offshore..         500,000            *                       34,554           *
HFR CA Select Fund..........................         700,000            *                       48,375           *
Hotel Union & Hotel Industry of Hawaii
   Pension Plan Master Trust................         195,000            *                       13,476           *
HSBC Investments (USA) Inc. ................       1,000,000            *                       69,108           *
Institutional Benchmarks Master Fund
   Ltd. c/o Bear Stearns....................       2,300,000            *                      158,949           *
Institutional Benchmarks Master Fund
   Ltd. c/o SSI Investment Mgt. ............       1,532,000            *                      105,874           *
MSS Convertible Arbitrage 1.................           8,000            *                          552           *
San Diego County Employees Retirement
   Association..............................       1,800,000            *                      124,395           *
Sphinx Convertible Arb Fund SPC.............       1,016,000            *                       70,214           *
Sphinx Fund.................................         131,000            *                        9,053           *
SSI Blended Market Neutral LP...............         210,000            *                       14,512           *
SSI Hedged Convertible Market Neutral LP....         677,000            *                       46,786           *
TQA Master Fund, LTD........................         788,000            *                       54,457           *
TQA Master Plus Fund, LTD...................       1,252,000            *                       86,523           *
Viacom Inc. Pension Plan Master Trust.......          44,000            *                        3,040           *
Vicis Capital Master Fund...................       1,500,000            *                      103,662           *
Xavex - Convertible Arbitrage 7.............          51,000            *                        3,524           *
Zazove Convertible Arbitrage Fund, LP.......       6,000,000          2.31%                    414,651         1.07%
Zazove Hedged Convertible Fund, LP..........       3,200,000          1.23%                    221,147           *
Zurich Institutional Benchmark Master ......         184,000            *                       12,715           *

All other holders of notes or future
   transferees, pledgees, donees,
   assignees, or successors of any such
   holders(3)...............................      33,820,000         13.01%                  2,337,249         5.74%

Total.......................................    $260,000,000           100%                 17,968,210(4)     31.9%(5)

_______________
* Represents less than 1%.

(1)  Assumes conversion of all of the holder's notes at a conversion rate of
     69.1085 shares of common stock per $1,000 principal amount at maturity of the notes. This conversion rate is subject to adjustment, however, as described under "Description of the Notes -- Conversion Rights." As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2) Calculated based on Rule 13d-3(d)(i) of the Securities Exchange Act of 1934, as amended, using 38,375,157 shares of common stock outstanding as of February 28, 2005. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all that holder's notes, but we did not assume conversion of any other holder's notes.

(3) Information about other selling securityholders will be set forth in prospectus supplements, if required.

(4) Represents the number of shares of common stock into which $260,000,000 aggregate principal amount of notes would be convertible at the conversion rate described in footnote 1 above.

(5) Represents the amount which the selling securityholders may sell under this prospectus divided by the sum of the common stock outstanding as of February 28, 2005, plus the 17,968,210 shares of common stock into which the $260,000,000 aggregate principal amount of notes is convertible.



Investing in the notes and our common stock issuable upon their conversion involves risks.
           See "Risk Factors" beginning on page 7 of the prospectus.

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   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.
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                             _________________________
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                The date of this prospectus supplement is May 2, 2005.